EXHIBIT 99.2

Exact Sciences Announces Exclusive License with Freenome for Blood-Based Colorectal Cancer Screening Tests
Exact Sciences acquires exclusive rights to current and future versions of Freenome’s blood-based colorectal cancer screening tests
Freenome submitted the final module of the premarket approval application to the FDA for the first-version test
Strengthens Exact Sciences’ leadership in colorectal cancer screening by adding blood-based testing to complement Cologuard
MADISON, Wis., August 6, 2025 – Exact Sciences Corp. (NASDAQ: EXAS), a leading provider of cancer screening and diagnostic tests, and Freenome, a biotechnology company pioneering an early cancer detection platform, today announced they have entered into an agreement under which Exact Sciences will acquire exclusive rights in the United States to current and future versions of Freenome’s blood-based, single indication, colorectal cancer (CRC) screening tests.
Complete findings from the prospective PREEMPT study were recently published in JAMA, a high-quality peer-reviewed journal. U.S. Census adjusted results as reported in JAMA show Freenome’s first version test achieved sensitivities of 81% for CRC and 14% for advanced precancerous lesions (APL) at specificity of 90%. The Freenome team recently submitted the last module of the pre-market application to the FDA. Freenome then plans to submit a supplement to the FDA for its next-generation test once final clinical validation data are available.
“This exclusive license expands our leadership in cancer screening with the addition of blood-based options,” said Kevin Conroy, Chairman & CEO. “Cologuard Plus is the most accurate guideline-included non-invasive colorectal cancer screening test. We’re now able to offer a complementary blood-based option to the over 50 million unscreened Americans, supported by our broad commercial reach, ExactNexus technology platform, and deep relationships with health systems and payers.”
“The test performance represents an important step toward closing the screening gap in the United States,” said Aaron Elliott, Ph.D., Chief Executive Officer at Freenome. “Exact Sciences brings the scale, reach, and proven track record to maximize its impact and deliver this technology to patients faster and with greater certainty.”
In addition, Exact Sciences shared initial results from an internal version of its CRC blood test, showing sensitivities of 73% for CRC and 14% for APL at 90% specificity. These results do not include the additional marker class presented at the ESMO 2024 congress. Internal testing and evaluation of the assay are ongoing.
Transaction terms and additional information

Under the terms of the agreement, Freenome will receive $75 million in cash payable by November 2025. Additional potential payments of up to $700 million are based on the achievement of certain milestones for Freenome’s blood-based CRC screening tests, including:

•$100M upon first-line FDA approval for the first version test
•$100M upon first-line FDA approval for the next-generation test contingent on performance benchmarks such as ≥19% APL sensitivity and ≥83% overall CRC sensitivity, provided a reduced payment would be payable for certain performance levels below such benchmarks
•$500M if rated as a first-line A or B test in the United States Preventive Services Taskforce (USPSTF) guidelines or meeting certain payer contracted coverage requirements, provided a reduced payment would be payable based on second-line A or B USPSTF guidelines inclusion
Freenome may be eligible to receive royalty rates ranging from 0% to 10% based on the test’s profitability and subject to customary royalty stacking provisions. If certain criteria are not met, Exact Sciences will have the right to terminate the agreement.
Exact Sciences committed $20M annually over the next three years in joint R&D development expenses leveraging the technology.
Exclusivity is subject to receipt of FDA approval and expiration or termination of the applicable Hart-Scott-Rodino waiting period. Prior to the exclusive license, Exact Sciences can co-exclusively commercialize a lab-developed version of the test.
Additionally, Exact Sciences agreed to purchase from Freenome a senior convertible note with an aggregate principal amount of $50M with a 5.0% coupon rate due in 2030.
About Exact Sciences Corp.
A leading provider of cancer screening and diagnostic tests, Exact Sciences (Nasdaq: EXAS) helps patients and health care providers make timely, informed decisions before, during, and after a cancer diagnosis. The company’s growing portfolio includes well-established brands such as Cologuard® and Oncotype DX®, along with innovative solutions like Oncodetect™ for molecular residual disease and recurrence monitoring. Exact Sciences continues to invest in a robust pipeline of advanced cancer diagnostics aimed at improving outcomes. For more information, visit ExactSciences.com, follow @ExactSciences on X, or connect on LinkedIn and Facebook.
Exact Sciences and Cologuard are trademarks of Exact Sciences Corporation.

Forward-Looking Statement

This news release contains forward-looking statements concerning our expectations, anticipations, intentions, beliefs, or strategies regarding the future. These forward-looking statements are based on assumptions that we have made as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results, conditions and events to differ materially from those anticipated. Therefore, you should not place undue reliance on forward-looking statements. Examples of forward-looking statements include, among others, statements regarding the anticipated benefits of the license agreement, the expected timing and outcome of antitrust regulatory review, the completion of the note purchase, and the parties’ ability to successfully implement the terms of the agreement. Risks and uncertainties that may affect our forward-looking statements are described in the Risk Factors sections of our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, and in our other reports filed with the Securities and Exchange Commission.

We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Contact:
Derek Leckow
608-893-0009
investorrelations@exactsciences.com

Media Contact:
Steph Spanos
608-556-4380
sspanos@exactsciences.com